FOR FURTHER INFORMATION:                                            EXHIBIT 99.1
AT THE COMPANY:                       AT ASHTON PARTNERS:
DENNIS LETHAM                         CHRIS KETTMANN
CHIEF FINANCIAL OFFICER               INVESTOR AND MEDIA INQUIRIES
(224) 521-8601                        (312) 553-6716



                           ANIXTER INTERNATIONAL INC.
         REPORTS FIRST QUARTER NET INCOME OF 74 CENTS PER DILUTED SHARE
                            ON SALES OF $1.07 BILLION

GLENVIEW, IL, APRIL 25, 2006 - Anixter International Inc. (NYSE: AXE), the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers ("OEMs"), today reported results for the quarter ended March 31, 2006.

FIRST QUARTER HIGHLIGHTS

o Record quarterly sales of $1.07 billion, including $70.1 million from the July 8, 2005 acquisition of Infast Group plc ("Infast"), rose 22 percent compared to sales of $876.5 million in the year ago quarter.
o Record quarterly operating income of $59.6 million reflects a 51 percent increase from the $39.6 million reported in the first quarter of 2005.
o Net income in the quarter increased 53 percent, to $31.3 million, from $20.4 million in last year's first quarter.
o Diluted earnings per share rose 45 percent to 74 cents per share from 51 cents per share in the prior year quarter.
o Cash flow from operations was $12.9 million as compared to $7.1 million in the year ago quarter.

FINANCIAL HIGHLIGHTS
(In millions, except per share amounts)

                                        Three Months Ended
                                ------------------------------------
                                March 31,    April 1,     Percent
                                   2006        2005        Change
                                -----------  ----------  -----------
Net Sales                         $1,070.5      $876.5          22%
Operating Income                     $59.6       $39.6          51%
Net Income                           $31.3       $20.4          53%
Diluted Earnings Per Share           $0.74       $0.51          45%
Diluted Weighted Shares               42.4        41.2           3%


--------------------------------------------------------------------------------
Robert Grubbs, President and CEO, said, "Sales in the most recent quarter reflect a continuation of the trends of the past several quarters. We again saw solid, broad-based sales growth in nearly all of the end markets we serve. Growth was particularly strong in the electrical and electronic wire & cable market due to strong end-market customer demand. Our continued success in the first quarter led to record quarterly sales and operating performance for the company."
--------------------------------------------------------------------------------

FIRST QUARTER RESULTS

For the three-month period ended March 31, 2006, sales of $1.07 billion produced net income of $31.3 million, or 74 cents per diluted share. Included in the current year's first quarter were sales of $70.1 million from Infast, which was acquired on July 8, 2005. In the prior year period, sales of $876.5 million generated net income of $20.4 million, or 51 cents per diluted share.

Operating income in the first quarter increased 51 percent to $59.6 million as compared to $39.6 million in the year ago quarter. For the latest quarter, operating margins were 5.6 percent as compared to 4.5 percent in the first quarter of 2005.

FIRST QUARTER SALES TRENDS

Commenting on first quarter sales trends, Grubbs said, "Sales in the first quarter grew at a 15 percent organic rate year-over-year after adjusting for the acquisition of Infast and the negative effects of a stronger U.S. dollar that reduced comparative first quarter sales by $5.2 million. This was one of the highest rates of organic growth we have experienced in any quarter since the economic recovery began in 2004."

Grubbs continued, "Our organic growth was the result of strong demand from customers in nearly all end markets. As has been the case over the past few quarters we saw continued growth in larger project business particularly as it relates to data center builds in the enterprise cabling market and in the natural resources market within our electrical and electronic wire & cable market. At the same time, we have seen continued strong growth in security product sales. Lastly, rising copper prices contributed to our organic growth in the most recent quarter. During the quarter, market-based copper prices averaged approximately $2.25 per pound, as compared to $1.47 per pound in the year ago first quarter. We estimate that the higher copper prices accounted for approximately $24.2 million of our year-on-year increase in sales."

"In North America we saw sales grow by 20 percent. In addition to strong end-market demand, North American sales were up $6.5 million due to the stronger Canadian dollar, $5.1 million due to the acquisition of Infast, and $22.6 million due to higher copper prices," commented Grubbs. "Outside of North America, we saw sales climb by 30 percent in Europe as compared to the year ago quarter. The major factor in European sales growth was the July 8, 2005 acquisition of Infast, which added $65.0 million to European sales in the quarter. At the same time, sales comparisons versus the first quarter of the prior year were negatively affected by $12.6 million due to the stronger U.S. dollar. Adjusting for the Infast sales and exchange rate differences, European sales declined by 1 percent as compared to the year ago quarter. This slight decline reflects weak market conditions in much of continental Europe."

"In the emerging markets of Latin America and Asia Pacific, we saw a 26 percent increase in year-on-year sales, which included a $0.9 million favorable currency exchange rate effect. Specifically, Latin America reported very strong year-on-year sales gains of 29 percent. In Asia Pacific, we saw sales increase by 18 percent versus the prior year's first quarter," continued Grubbs.

FIRST QUARTER OPERATING RESULTS

"As a result of strong sales growth in most major end markets, first quarter operating margins were 5.6 percent," said Grubbs. "In North America the 20 percent sales growth resulted in better operating leverage that generated operating margins of 6.0 percent as compared to 4.9 percent in the prior year first quarter."

"In Europe, operating margins in the most recent quarter were 3.4 percent as compared to 3.6 percent in the year ago quarter. Solid operating performance improvement was partially offset by the need to record a provision of $1.1 million for a lease guarantee related to a facility operated by a former Infast affiliate that ceased operations. Excluding this charge, our European operating margins in the most recent quarter would have been 3.8 percent. Our European OEM Supply business had its best operating quarter since the mid-2005 acquisition of Infast, with operating margins of 4.3 percent. This solid operating performance, however, was partially negated by the lease guarantee provision of $1.1 million that reduced the reported first quarter OEM operating margin to 3.3 percent." Commenting further, Grubbs said, "Our communications business in Europe, as it has for the past few quarters, continued to be challenged by comparatively weak demand and very competitive pricing."

"Aided by a favorable sales tax-related settlement in Australia of $2.2 million, Emerging Markets reported operating margins of 7.4 percent in the most recent quarter as compared to 2.4 percent in the year ago quarter. Excluding the favorable sales tax-related adjustment, operating margins in the Emerging Markets in the first quarter were 4.3 percent. Strong revenue growth, particularly in Latin America, continues to allow us to better leverage infrastructure costs in these markets," added Grubbs.

CASH FLOW AND LEVERAGE

"Given the incremental working capital requirements that typically accompany strong organic sales growth, we were pleased that we were able to manage working capital growth to a level that produced $12.9 million of cash flow from operations in the first quarter," said Dennis Letham, Senior Vice President-Finance. "As a result of the positive cash flow in the quarter, we were able to reduce our debt-to-total capital leverage ratio from 47.0 percent at year-end to 45.1 percent at the end of the first quarter."

"At the end of the first quarter, we had available unused credit facilities of $293.2 million. With the unused credit facilities and the expectation of continued positive cash flow from operations during the balance of the year, we have the resources to support continued strong organic growth and to pursue other strategic alternatives such as acquisitions."

BUSINESS OUTLOOK

Concluding, Grubbs said, "We are pleased with the strong start to the new fiscal year. The overall economic outlook appears to be reasonably stable. As always, our ability to execute our strategic initiatives, such as continued development of our security products business on a global basis, integration and consolidation of recent acquisitions and product line expansion in our European and Emerging Markets businesses will be a key to how successful we are for the full year. As we look to the remainder of 2006, the largest potential negative we face would be a drop in copper prices from the historic high levels of recent months. Assuming a reasonable level of successful execution on our part and barring a dramatic drop in copper prices or overall economic softening, we expect to generate continued solid year-on-year earnings growth through the balance of the year."

FIRST QUARTER EARNINGS REPORT

Anixter will report results for the 2006 first quarter on Tuesday, April 25, 2006, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter's Website at www.anixter.com. The Webcast also will be available over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN's Individual Investor Network (such as America Online's Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

ABOUT ANIXTER

Anixter International is the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs,
2) more than 325,000 products and nearly $725 million in inventory, 3) 197 warehouses with more than 5 million square feet of space, and 4) locations in 220 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as "believe," "expect," "intend," "anticipate," "contemplate," "estimate," "plan," "project," "should," "may," or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company's actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company's Securities and Exchange Commission filings for more information.

      ADDITIONAL INFORMATION ABOUT ANIXTER IS AVAILABLE ON THE INTERNET AT
                                 www.anixter.com

--------------------------------------------------------------------------------
ANIXTER INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                                                 13 WEEKS ENDED
                                                                   ------------------------------------------
                                                                        MARCH 31,              APRIL 1,
 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                                  2006                   2005
                                                                   -------------------    -------------------
 Net sales                                                                $   1,070.5            $     876.5
 Cost of goods sold                                                             813.3                  664.1
                                                                   -------------------    -------------------
 Gross profit                                                                   257.2                  212.4
 Operating expenses                                                             196.7                  172.1
 Amortization of intangibles                                                      0.9                    0.7
                                                                   -------------------    -------------------
 Operating income                                                                59.6                   39.6
 Interest expense                                                                (8.5)                  (5.2)
 Other, net                                                                      (0.1)                  (1.7)
                                                                   -------------------    -------------------
 Income before income taxes                                                      51.0                   32.7
 Income tax expense                                                              19.7                   12.3
                                                                   -------------------    -------------------
 Net income                                                               $      31.3            $      20.4
                                                                   ===================    ===================

 NET INCOME PER SHARE:
   Basic                                                                  $      0.81            $      0.54
   Diluted                                                                $      0.74            $      0.51

 AVERAGE SHARES OUTSTANDING:
   Basic                                                                         38.7                   37.6
   Diluted                                                                       42.4                   41.2

 GEOGRAPHIC SEGMENTS

 NET SALES:
   North America                                                          $     778.8            $     650.9
   Europe                                                                       219.4                  168.3
   Asia Pacific and Latin America                                                72.3                   57.3
                                                                   -------------------    -------------------
                                                                          $   1,070.5            $     876.5
                                                                   ===================    ===================

 OPERATING INCOME:
   North America                                                          $      46.9            $      32.1
   Europe                                                                         7.4                    6.1
   Asia Pacific and Latin America                                                 5.3                    1.4
                                                                   -------------------    -------------------
                                                                          $      59.6            $      39.6
                                                                   ===================    ===================

--------------------------------------------------------------------------------
ANIXTER INTERNATIONAL INC.
 CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                   MARCH 31,            DECEMBER 30,
 (IN MILLIONS)                                                                       2006                   2005
                                                                              ------------------    -------------------
 ASSETS

 Cash and cash equivalents                                                         $       26.0           $       21.8
 Accounts receivable, net                                                                 799.7                  772.3
 Inventories                                                                              724.1                  711.5
 Deferred income taxes                                                                     17.1                   16.5
 Other current assets                                                                      16.1                   14.6
                                                                              ------------------    -------------------
         Total current assets                                                           1,583.0                1,536.7

 Property and equipment, net                                                               54.6                   53.1
 Goodwill                                                                                 322.3                  320.2
 Other assets                                                                              98.2                  102.1
                                                                              ------------------    -------------------
                                                                                   $    2,058.1           $    2,012.1
                                                                              ==================    ===================

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                                                                  $      470.3           $      436.0
 Accrued expenses                                                                         143.4                  168.1
                                                                              ------------------    -------------------
         Total current liabilities                                                        613.7                  604.1

 5.95% Senior notes                                                                       200.0                  200.0
 3.25% zero coupon convertible notes                                                      157.1                  155.8
 Revolving lines of credit                                                                139.9                  139.3
 Borrowings under securitization facility                                                 118.7                  130.0
 Other liabilities                                                                         76.5                   76.5
                                                                              ------------------    -------------------
         Total liabilities                                                              1,305.9                1,305.7

 Stockholders' equity                                                                     752.2                  706.4
                                                                              ------------------    -------------------
                                                                                   $    2,058.1           $    2,012.1
                                                                              ==================    ===================